As filed with the Securities and Exchange Commission on July 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEVO, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0747704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Address of Principal Executive Offices)(Zip Code)

Amended and Restated 2010 Stock Incentive Plan

(Full title of the plan)

Patrick R. Gruber, Ph.D.

Chief Executive Officer

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Name and address of agent for service)

(303) 858-8358

(Telephone number, including area code, of agent for service)

Copy To:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, CO 80129

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,000,000	$0.565	$1,695,000	$170.69

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share is estimated based on the average of the high and low sales prices of the registrant’s common stock on June 24, 2016, as reported for such date by the NASDAQ Capital Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Gevo, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 30, 2016, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 12, 2016, which contains unaudited interim financial statements;

•	The Registrant’s Current Reports on Form 8-K filed on January 22, 2016, January 26, 2016, February 5, 2016, March 29, 2016, April 5, 2016, June 13, 2016 and June 20, 2016; and

•	The description of the Registrant’s Common Stock as set forth in the Registration Statement on Form 8-A, filed on February 4, 2011 (File No. 001-35073, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification. The Registrant’s Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, the Registrant’s directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to the Registrants and its stockholders. This provision in the Registrant’s Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 10 of the Registrant’s Amended and Restated Bylaws provides that it will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, the Registrants has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide the Registrant’s directors and officers with the same indemnification and advancement of expenses as described above, and provide that its directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. The Registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by its directors and officers in their capacities as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2011).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 10, 2013).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 9, 2014).

4.4	Amended and Restated Bylaws of Gevo, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2011)..

5.1	Opinion of Perkins Coie LLP.

10.1	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 20, 2016).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 1st day of July, 2016.

GEVO, INC.

By:	/s/ Patrick R. Gruber
Patrick R. Gruber
Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Patrick R. Gruber and Michael J. Willis, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Patrick R. Gruber Patrick R. Gruber	Chief Executive Officer (Principal Executive Officer) and Director	July 1, 2016

/s/ Michael J. Willis Michael J. Willis	Chief Financial Officer (Principal Financial and Accounting Officer)	July 1, 2016

/s/ Ruth I. Dreessen Ruth I. Dreessen	Chairperson of the Board of Directors	July 1, 2016

/s/ William H. Baum William H. Baum	Director	July 1, 2016

/s/ Gary W. Mize Gary W. Mize	Director	July 1, 2016

/s/ Andrew J. Marsh Andrew J. Marsh	Director	July 1, 2016

/s/ Johannes Minho Roth Johannes Minho Roth	Director	July 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2011).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 10, 2013).

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gevo, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 9, 2014).

4.4	Amended and Restated Bylaws of Gevo, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2011)..

5.1	Opinion of Perkins Coie LLP.

10.1	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 20, 2016).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (see signature page).